EXHIBIT 99.2



CONTACT:

Robert L. Rinderman, David C. Collins
Jaffoni & Collins
212-835-8500 / OSFG@jcir.com

FOR IMMEDIATE RELEASE

                OVERSEAS FILMGROUP COMPLETES $57 MILLION FUNDING

           - $17 Million Equity Financing by New York Investor Group -

     - Chase Expands New Credit Facility to $40 Million from $30 Million -

Los Angeles, CA and New York, NY (June 26, 2000) - Worldwide independent film distributor Overseas Filmgroup, Inc. (OTC BB: OSFG, http:\\www.ofg.com) announced today that it has closed on the $17 million equity investment by New York investor group, Rosemary Street Productions, LLC. In combination with the closing of the new equity, the Company also finalized its new credit facility with Chase Securities, Inc. The Chase facility was originally arranged as a $30 million credit line, but was increased to $40 million based on Overseas Filmgroup's enhanced capital structure, operating strategy and management team additions. The credit facility is a five-year, secured revolving credit facility.

Overseas plans to utilize the $40 million Chase facility to refinance indebtedness under an existing credit facility; to finance the production and/or acquisition of theatrical, video and television motion pictures; for working capital; and for other general corporate purposes.

Pursuant to the agreement, Rosemary Street Productions now holds 59.5% of the outstanding voting shares of Overseas Filmgroup, including 5,097,413 common shares and 904,971 preferred (each preferred share is convertible into two shares of common stock). Rosemary Street also holds warrants to purchase an additional 2,313,810 shares of common stock at $3.40 per share.

John Miller, Managing Director, Entertainment Industries Group at The Chase Manhattan Bank, commented, "Overseas Filmgroup has built an impressive, quality feature film library over the past 20 years, which nicely complements their management talent and strong track record of success in the international film distribution market. The new equity infusion provides a platform for further growth, and we are pleased to assist in financing the next stage of their corporate evolution, commencing what we view will be a mutually beneficial long-term relationship between Overseas Filmgroup and Chase."

Newly appointed Chief Executive Officer and Co-Chairman Christopher Cooney, commented, "Our strategic plan is to leverage Overseas Filmgroup's unique expertise and long-standing relationships in the international distribution



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arena. We expect to continue to grow our extensive feature film library, further expand our new digital media footprint, broaden our existing distribution infrastructure, our theatrical distribution operation, First Look Pictures, and launch a commercial production division - with creative ties to our other entertainment ventures. We also plan to secure either a NASDAQ or AMEX stock listing, based on our new enhanced capital structure."

In recent weeks, the Company has signed a first look agreement with respected feature film producer Jon Kilik (Dead Man Walking, Pleasantville), and appointed Randy Lippert, a producer of independent films, commercials, and music videos, to head its newly formed Commercial Production and Internet divisions.

Overseas Filmgroup is one of the few truly independent worldwide film distribution companies specializing in the acquisition, financing, packaging and distribution of independently produced feature films of all genre. The upcoming slate include Cheri (adapted from the novel written by Colette and starring Jessica Lang); Gein (based on the true life story of the serial killer Ed Gein); Till the End of Time (based on the love affair between Georgia O'Keefe and Alfred Steiglitz and starring Linda Fiorentino and Ben Kingsley); Proximity (starring Rob Lowe and James coburn); Relative Values (based on the Noel Coward play and starring Julie Andrews, William Baldwin and Jeanne Tripplehorn); Greenfingers (starring Clive Owen, Helen Mirren and David Kelly). Previous films include Titus (directed by Julie Taymor and starring Anthony Hopkins and Jessica Lange); Waking Ned Devine (which grossed over $25 million in the U.S. box office); The Prophecy (starring Christopher Walken and achieving $17 million in U.S. box office);

The domestic division First Look Pictures next releases are The Opportunists (starring Christopher Walken); Me & Isaac Newton (directed by Michael Apted and produced by Clear Blue Sky Productions); Blessed Art Thou (directed by Tim Disney). Previous films include A Map of the World (starring Sigourney Weaver and Julianne Moore and produced by Kathleen Kennedy and Frank Marshall); Antonia's Line (Academy Award winner for Best Foreign Language Film of 1995); Guncrazy (directed by Tamra Davis and starring Drew Barrymore); and The Secret of Roan Inish (directed by John Sayles). The Company's First Look Pictures division also specializes in the video and DVD release of films in the U.S., and is focused on exploiting non-theatrical rights and new distribution opportunities.

This press release includes forward-looking statements that involve risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including, but not limited to, quarterly and annual fluctuations in results of operations, the unpredictability of audience acceptance of any particular motion pictures, the highly speculative and inherently risky and competitive nature of the motion picture industry, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 1999. As the motion picture business and the Company's operations are subject to numerous uncertainties, including, among other things in addition to the forgoing factors, the financing requirements of various film projects, competition from companies within the motion picture industry and in other entertainment media (many of which have significantly greater financial and

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other resources than the Company), and the release schedule of competing films, no assurance can be given that the Company's acquisition, production, financing and distribution goals and strategies (including as described herein) will be achieved. Actual results may differ materially from management expectations expressed in any forward-looking statements.

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